Exhibit 99

NEWS

P.O. Box 709 • Tupelo, MS • 38802-0709 Phone (662) 680-1219 • Fax (662) 680-1231	www.renasantbank.com NASDAQ: RNST

FOR IMMEDIATE RELEASE	CONTACT: John Oxford
October 21, 2011	Phone (662) 680-1219

Renasant Announces Chapman to Join Johnson as

Chief Financial Officer

TUPELO, MS – Following a recent meeting of the Board of Directors of Renasant Corporation, E. Robinson McGraw, Chairman and Chief Executive Officer, announced that Kevin Chapman has been elected Chief Financial Officer for Renasant Corporation and Renasant Bank. Chapman joins current Renasant Chief Financial Officer Stuart Johnson as dual Chief Financial Officers of the Corporation and Bank. Johnson will maintain his primary responsibilities of overseeing corporate governance, profitability analysis and internal accounting.

Chapman has been an Executive Vice President for the Company since January, 2011 and Corporate Controller of the Company since May, 2006. He has served as Senior Executive Vice President and Chief Strategy Officer of Renasant Bank since January, 2011. Chapman will continue in these roles while serving as Chief Financial Officer. In his new role, Chapman will continue to be responsible for corporate strategy, external financial reporting, forecasting and planning. Both Johnson and Chapman will assist in investor relations and oversee various administrative accounting and financial duties.

Prior to joining Renasant, Chapman served as Corporate Controller for a large regional bank and as an accountant with Ernst and Young in Birmingham, Alabama.

Chapman received his M.B.A. and B.S. in Accounting from Troy University. He is a licensed C.P.A in the state of Alabama. Chapman serves on the Executive Council for Young Bankers of the Mississippi Bankers Association.

A Florida Panhandle native, Chapman is married to the former Tammy Thompson and they have five sons. The Chapmans reside in Tupelo, Mississippi.

ABOUT RENASANT CORPORATION:

Renasant Corporation, a 107-year-old financial services institution, is the parent of Renasant Bank and Renasant Insurance. Renasant has assets of approximately $4.1 billion and operates over 75 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama and Georgia.

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